Exhibit 99.1

FOR IMMEDIATE RELEASE

October 5, 2016

ART’S WAY MANUFACTURING ANNOUNCES THIRD QUARTER AND YEAR TO DATE FISCAL 2016 FINANCIAL RESULTS

Conference Call Scheduled For October 6, 2016

ARMSTRONG, IOWA, October 5, 2016 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the third quarter and year to date of fiscal 2016.

In conjunction with the release, the Company has scheduled a conference call for Thursday, October 6, 2016 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer will be leading the call to discuss the third quarter and year to date fiscal 2016 financial results.

What: Art’s Way Manufacturing, Inc. Third Quarter and Year to Date Fiscal 2016 Financial Results.

When: Thursday, October 6th, 2016 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Three Months Ended (Continuing Operations, Consolidated)
	August 31, 2016	August 31, 2015
Sales	$6,431,000	$6,514,000
Operating Income (Loss)	$(224,000)	$(1,072,000)
Net Income (Loss)	$(150,000)	$(716,000)
EPS (Basic)	$(0.04)	$(0.18)
EPS (Diluted)	$(0.04)	$(0.18)

Weighted Average Shares Outstanding:
Basic	4,105,704	4,061,052
Diluted	4,105,704	4,061,052

	For the Nine Months Ended (Continuing Operations, Consolidated)
	August 31, 2016	August 31, 2015
Sales	$17,442,000	$20,605,000
Operating Income	$1,000	$(395,000)
Net Income (Loss)	$1,000	$(262,000)
EPS (Basic)	$0.00	$(0.06)
EPS (Diluted)	$0.00	$(0.06)
Weighted Average Shares Outstanding:

Basic	4,093,993	4,057,496
Diluted	4,093,993	4,057,496

Sales: Our consolidated corporate sales of continuing operations for the three and nine-month period ended August 31, 2016 were $6,431,000 and $17,442,000 compared to $6,514,000 and $20,605,000 during the same respective periods in 2015, a $83,000 or 1.3% decrease for the third fiscal quarter, and a $3,163,000 or 15.4% decrease year-to-date. The year-to-date decrease in revenue was primarily due to the decreased demand for agricultural products that we have been experiencing for the last year, but was offset by a 43.5% increase in revenue in our modular buildings segment. Quarterly revenue increased modestly at Manufacturing and Metals and was down by approximately 17.5% at Scientific. Consolidated gross margin for the three and nine-month periods ended August 31, 2016 was 19.3% and 25.0% compared to 19.4% and 26.3% for the same respective period in fiscal 2015. We recognize the market conditions that negatively impact both our year-to-date results for Manufacturing and Metals, and as a result are focusing on gaining market share and improving our cash flow in the near term by reducing costs, inventories, and debt. In addition, we are actively repositioning our product suite to prepare us for future demand, as well as pursuing initiatives to position Art’s Way as an industry leader in customer responsiveness. We believe that the measures we are taking will lead to improved performance even at lower than normal market conditions.

Income from Continuing Operations: Consolidated net (loss) was $(150,000) for the three-month period ended August 31, 2016, compared to $(716,000) for the same period in 2015. Consolidated net income (loss) for the nine-month period ended August 31, 2016 was $1,000 compared to $(262,000) for the same period in 2015. The decreased loss in the three- and nine-month periods was largely due to the impairment of goodwill of $618,000 in the third quarter of fiscal 2015, offset by the reduction in revenues for the nine-month period.

Earnings per Share from Continuing Operations: Loss per basic and diluted share for the third quarter of fiscal 2016 was ($0.04), compared to loss per share of ($0.18) for the same period in fiscal 2015. Loss per basic and diluted share for the first nine-months of fiscal 2016 were ($0.00) compared to ($0.06) for the same period in fiscal 2015.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, "While the headwinds we face in the agricultural equipment industry clearly persist we are seeing signs that the market is stabilizing, as demonstrated by our Manufacturing results for the third quarter.  Achieving profitability remains challenging under these circumstances but, while we remain very cost-focused, we maintain our long-term positive view and make decisions accordingly.

During the quarter, we announced our intention to discontinue the operations of our Vessels business, a necessary step in positioning our business for the long-term stability and profitability we are pursuing.  We see positive opportunities at both Art's Way Scientific and Ohio Metal that we anticipate will be fruitful in future quarters and we believe that exiting the Vessels business helps us put further resources into growth opportunities in those businesses as well as the agricultural equipment business.

Going forward, we acknowledge that a rebound in the agricultural equipment business will take some time but are doing everything we can to position ourselves for future success by focusing on improving our balance sheet while making quality, customer service, and new product development top priorities for the company."

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; and (iv) the benefits of our business model, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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